Exhibit 107

Calculation of Filing Fee Tables

Form S-8

BRAZE, INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share	457(c) and (h)(2)	4,798,771(4)	$30.68	$147,226,295	0.00011020	$16,224.34
Equity	Class A common stock, par value $0.0001 per share	457(c) and (h)(3)	959,754(5)	$26.08	$25,030,385	0.00011020	$2,758.35
Total Offering Amounts					$172,256,680		$18,982.69
Total Fee Offsets							-
Net Fee Due							$18,982.69

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Class A common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Class A common stock.

(2)	Estimated in accordance with Rule 457(c) and (h) solely for purposes of calculating the registration fee on the basis of $30.68, the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on March 28, 2023.

(3)	Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $26.08, the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on March 28, 2023, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).

(4)	Represents an automatic annual increase equal to 5% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on the preceding January 31 to the aggregate number of shares of the Registrant’s Class A common stock reserved for issuance under, and which annual increase is provided by, the Registrant’s 2021 Equity Incentive Plan (as amended, the “2021 EIP”).

(5)	Represents an automatic increase equal to 1% of the total number of shares of the Registrant’s Class A common stock and Class B common stock outstanding on the preceding January 31 to the aggregate number of shares of the Registrant’s Class A common stock reserved for issuance under, and which annual increase is provided by, the 2021 ESPP.